EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING FOR THE PURCHASE OF SERIES A PREFERRED STOCK AND
COMMON SHARES OF APPLE RUSH COMPANY AND RUSHNET, INC.

LiveWire Ergogenics, Inc. (“LiveWire”) is prepared to invest $725,000 worth of its common shares of LiveWire Ergogenics, Inc (OTCBB “LVVV”) as well as $50,000 in cash to purchase control of Apple Rush Company and Rushnet, Inc. (the “Companies”) under the terms contained in this term sheet. With the exception of the section of this agreement relating to expenses, this term sheet is a non-binding document prepared for discussion purposes only, and the proposed investment is specifically subject to customary stock purchase agreements, legal due diligence, and other conditions precedent contained herein, all satisfactory to the LiveWire in its sole discretion

Company:	Apple Rush Company and Rushnet, Inc. (“Apple Rush and Rushnet” or the “Company”).

Investors:	LiveWire Ergogenics (“LiveWire”).

Investment Amount:	5 million shares (the “Investment Amount”).

Investment Form:	Common Stock and Series A Preferred Stock (the “Series A Preferred”). 2.5 million shares of LiveWire Ergogenics shall go to purchase approximately 6 billion shares of Apple Rush, Inc, and 2.5 million shares of LiveWire shall go to Robert Corr, along with $50,000 in cash to purchase Mr. Corr’s SuperVoting Preferred Stock in Apple Rush, Inc. and Rushnet, Inc.

Ownership:	60% of the fully-diluted, post-investment capitalization, plus ownership of the Preferred Stock in both Apple Rush, Inc and Rushnet, Inc. Apple Rush will issue 7,252,034,443 shares to LiveWire which represents 60% of the outstanding shares. After the transaction, Apple Rush, Inc will have 12,086,724,072 shares outstanding.

Additional Capital:	LiveWire will pay all costs to bring both companies up to full reporting status.

Registration Rights:	LiveWire will grant Mr. Robert Corr demand registration rights on his Apple Rush shares, subject to SEC approval.

Closing:	Assuming satisfactory completion of due diligence and timely acceptance of this Summary Term Sheet, LiveWire expects to execute definitive agreements and issue shares upon the completion of the due diligence and documentation process, but no later than March 31, 2014. The closing is subject to the following:

(a)	Conclusion of the management contract and employment agreements of Apple Rush.

(b)	LiveWire will complete due diligence on all aspects of the Company, including references and background checks on senior management. During due diligence, the Company agrees to provide LiveWire and its accountants, attorneys and other representatives complete access to the Company’s accountants, attorneys, facilities, employees, books, records, customers, backlog and vendors and such other individuals and information as needed;

(c)	The absence of a material adverse change with respect to the Company;

(d)	Any required governmental or shareholder approvals or waivers;

(e)	Upon completion of the transaction, Apple Rush will change its name to LiveWire Herbaceuticals, Inc.

(f)	Satisfactory completion of legal documentation; and

Stock Options:	An option pool will be established, representing 10% of the fully-diluted shares outstanding, to reward current key employees for outstanding performance and to attract additional management, as needed.

Trademarks:	Mr. Corr will agree to transfer the trademarks and all intellectual property to Apple Rush as soon as practicable. These trademarks include:

Cana BLISS
Cana RUSH
The exclusive license to bottle, distribute and sublicense Apple Rush brands in all flavors
Ginseng Rush

Definitive Agreements:	The investment will be made pursuant to definitive agreements, which will contain, among other things, appropriate representations and warranties of the Company. Specific and appropriate remedies to material violations of agreements will be included.

Expiration:	This Summary Term Sheet will expire on March 7, 2014.

Except for the exclusivity and confidentiality provisions described above, this Summary Term Sheet will not give rise to a binding agreement, and no such binding agreement will exist with respect to such provisions until definitive agreements have been executed and delivered.

Agreed and Accepted:

By:	LiveWire Ergogenics, Inc
Chief Executive Officer

By:	/s/ Bill Hodson

By:	Apple Rush/Rushnet
Chief Executive Officer

By:	/s/ Robert Corr

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